EXHIBIT 11

Dechert LLP
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www.dechert.com

January 20, 2023

Fidelity Covington Trust
245 Summer Street
Boston, MA 02210

Re: Reorganization of Certain Series

Ladies and Gentlemen:

We have acted as counsel to Fidelity Covington Trust, a Massachusetts business trust (the “Trust”), in connection with the Trust’s registration statement on Form N-14 (the “Registration Statement”), to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement is being filed in connection with the transfer of all or substantially all the assets of each fund listed on Schedule A (each, an “Acquired Fund”), to the corresponding fund listed on Schedule A, each a series of the Trust (each, an “Acquiring Fund” and, collectively with each Acquired Fund, the “Funds”), in exchange for the issuance of shares of beneficial interest of the corresponding Acquiring Fund (the “Shares”), and the assumption of the liabilities of the corresponding Acquired Fund by the Acquiring Fund, pursuant to the proposed reorganizations as described in the form of an Agreement and Plan of Reorganization and Liquidation (the “Agreement”) by and between the Trust, on behalf of each Acquiring Fund, and Fidelity Summer Street Trust, on behalf of the Acquired Funds (each, a “Reorganization”).

In connection with the opinions set forth herein, you have provided to us originals, copies or facsimile transmissions of, and we have reviewed and relied upon, among other things, copies of the following: the Agreement; the Registration Statement; the Amended and Restated Declaration of Trust of the Trust dated July 16, 2013, as amended; the By-Laws of the Trust dated July 17, 2004 (the “By-Laws”); and copies of resolutions duly adopted by the Funds’ Boards of Trustees approving the Agreement and each Reorganization. In addition, we have reviewed and relied upon a Certificate issued by the Secretary of the Commonwealth of Massachusetts.

In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any resolutions provided have been duly adopted by the Funds’ Boards of Trustees; (iv) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of each Fund on which we have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above. Where documents are referred to in resolutions approved by the Funds’ Boards of Trustees, or in the Registration Statement, we have assumed such documents are the same as in the most recent form provided to us, whether as an exhibit to the Registration Statement or otherwise. When any opinion set forth below relates to the existence or standing of the Trust, such opinion is based entirely upon and is limited by the items referred to above, and we understand that the foregoing assumptions, limitations and qualifications are acceptable to you.

Based upon the foregoing, we are of the opinion that the Shares registered under the Securities Act, when issued in accordance with the terms described in the Registration Statement and the Agreement, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto and to the use of our name and discussion of this opinion in the Registration Statement unless and until we revoke such consent. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Schedule A

Reorganizations of each Fund listed in the left-hand column (each an “Acquired Fund”), each a series of Fidelity Summer Street Trust, and the Fund listed in the right-hand column (the “Acquiring Fund”), which is a series of the Trust.

Acquired Fund	Acquiring Fund

Fidelity® Disruptive Automation Fund	Fidelity® Disruptive Automation ETF

Fidelity® Disruptive Communications Fund	Fidelity® Disruptive Communications ETF

Fidelity® Disruptive Finance Fund	Fidelity® Disruptive Finance ETF

Fidelity® Disruptive Medicine Fund	Fidelity® Disruptive Medicine ETF

Fidelity® Disruptive Technology Fund	Fidelity® Disruptive Technology ETF

Fidelity® Disruptors Fund	Fidelity® Disruptors ETF